EXHIBIT 10.47
December 2, 2011

David Weber
110 El Granada Blvd.
El Granada, CA 94018

Dear David,

It is our pleasure to offer you the position of Senior Vice President, Global Commercial Operations with Affymetrix.  We are excited about the experience and potential you bring to our company. You will report directly to Frank Witney, and be based in the Santa Clara, CA office.

You will be classified as an exempt employee with an annual salary of $330,000.00, payable bi-weekly at $12,692.31.  In this position you will be eligible to participate in group medical, dental, life insurance and 401 (k) plans.

You will be eligible to participate in the Affymetrix Annual Bonus Program with an award level targeted at 50 percent of annual base salary.  The Board of Directors determines each year whether to fund the Bonus Program and the extent to which it will be funded. The amount of any such bonus will depend on corporate achievement - financial performance and corporate goals - and your individual goal achievement.  For employees with a start date on or after October 1st, you will be ineligible to participate in this program for this calendar year.  However, your full participation will begin January 1st of next year.

Additionally, we will recommend to the Compensation Committee of the Board of Directors of Affymetrix that you be granted two equity awards.

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First, an option to purchase 90,000 shares of common stock of Affymetrix.  These stock options will vest 25% per year over a four (4) year period beginning on the grant date, and will be granted (and, therefore priced) when approved by the Compensation Committee.

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Second, a grant of restricted stock units (RSU's) representing 25,000 shares of common stock of Affymetrix.  These RSU's will be granted when approved by the Compensation Committee. These shares will vest 25% per year over a four (4) year period beginning on the grant date, provided that you continue to be an employee of Affymetrix on such anniversary dates.

The terms of these equity awards will be governed in all respects by the terms of the applicable Affymetrix equity incentive plans and the equity award agreements that will be provided to you after commencement of your employment.

Federal Immigration Law requires that all employers verify each individual's eligibility to work in the United States, including U.S. citizens.  Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States.  Please bring the appropriate original documentation on your first day of work. A list of acceptable 1-9 documentation is attached for your review.

Two additional conditions of employment are that you sign a copy of the company's Confidentiality and Nondisclosure Agreement and the satisfactory completion of reference and background checks.

By accepting our offer of employment you certify your understanding that your employment will be on an at will basis and that neither you nor any Company representative has entered into a contract regarding the terms or duration of your employment. The only exceptions to this will be made in writing by the CEO of Affymetrix.

To indicate your acceptance of this offer and subject to the above contingencies, please fax or scan a signed copy of this letter and the Background Consent Form and return them within 3 days of receipt to Camellia Ngo, who can be reached by fax at (408) 731-5855, via email at Camellia_Ngo@Affymetrix.com, or by phone at (408) 731-5625.  If all the above conditions are satisfied, we anticipate that your employment will commence on December 12, 2011.

David, we look forward to you joining the Affymetrix team!

Sincerely,

/s/Camellia Ngo
Camellia Ngo
Senior Vice President, Human Resources
Offer Acceptance:

/s/ David Weber

December 12, 2011
Anticipated Start Date

December 3, 2011
Offer Acceptance Date